                                                                    Exhibit 23.1

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors
Calypte Biomedical Corporation:

We consent to the incorporation by reference herein of our report dated February 7, 2003, except Note 20, which is as of March 24, 2003, relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002, and our report dated February 7, 2003 on the related consolidated financial statement schedule, which reports appear in the December 31, 2002 annual report on Form 10-K of Calypte Biomedical Corporation, and to the reference to our firm under the headings "Experts" and "Risk Factors" in the prospectus.

Our reports dated February 7, 2003 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a working capital deficit and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                             /s/  KPMG LLP

San Francisco, California
July 15, 2003